Exhibit 99.1

Contact:	Tad Walden Corporate Communications On Command Corporation (720) 873-3321 twalden@ocv.com
Bernard G. Dvorak SVP and CFO On Command Corporation (720) 873-3200 bdvorak@ocv.com

FOR IMMEDIATE RELEASE

On Command to be acquired
By Liberty Media Corporation

        Denver, Colorado—September 9, 2003—On Command Corporation (OTCBB: ONCO), a leading provider of in-room interactive services, business information and guest services for the lodging industry, announced today that it has entered into a definitive merger agreement with its indirect parent corporation, Liberty Media Corporation (NYSE: L and LMC.B), through which Liberty Media would acquire the approximately 26% of the issued and outstanding shares of On Command common stock not already owned by Liberty Media and its affiliates.

        If the merger is consummated as planned, each issued and outstanding share of On Command common stock not owned by Liberty Media or its subsidiaries would be converted into the right to receive 0.166 of a share of Liberty Media Series A common stock, subject to adjustment under certain circumstances. Shares as to which appraisal rights under Delaware law have been validly exercised will not be converted into Liberty Media shares in the merger. If the implied value of the exchange ratio is less than $1.90 or more than $2.10 per share of On Command common stock, based on the average market price of the Liberty Media Series A common stock during the five trading days ending on the third trading day prior to the closing of the merger, then the exchange ratio will be adjusted upward or downward, as applicable, to yield an implied value of $1.90 or $2.10 per share, respectively, based on such average market price. Any adjustment of the exchange ratio to more than 0.190 of a share of Liberty Media Series A common stock for each share of On Command common stock will be at Liberty Media's sole discretion. If Liberty Media determines not to increase the exchange ratio further, then the exchange ratio would be fixed at 0.190 and On Command would be entitled to terminate the merger agreement. Any decision of the On Command board of directors to terminate the merger agreement would be made by vote of the independent directors.

        The transaction was negotiated and approved by a committee of the Board of Directors of On Command composed solely of independent directors. Credit Suisse First Boston served as financial advisor to the committee of independent directors. Consummation of the merger is subject to the approval of the merger agreement by the shareholders of On Command and the satisfaction of customary closing conditions. The transaction would be taxable to On Command shareholders.

About On Command

        On Command Corporation (www.oncommand.com) is a leading provider of in-room entertainment technology to the lodging and cruise ship industries. On Command is a majority-owned subsidiary of Liberty Satellite & Technology, Inc. (OTCBB: LSTTA, LSTTB).

        On Command entertainment services include: on-demand movies; television Internet services using high-speed broadband connectivity; television email; short form television features covering drama, comedy, news and sports; PlayStation video games; and music-on-demand services through Instant Media Network, a majority-owned subsidiary of On Command Corporation and the leading provider of digital on-demand music services to the hotel industry. All On Command products are connected to guest rooms and managed by leading edge video-on-demand navigational controls and a state-of-the art guest user interface system. The guest menu system can be customized by hotel properties to create a robust platform that services the needs of On Command hotel partners and the traveling public. On Command and its distribution network service more than 1,000,000 guest rooms, which touch more than 300 million guests annually.

        On Command's direct-served hotel properties are located in the United States, Canada, Mexico, Spain, and Argentina. On Command distributors serve cruise ships operating under the Royal Caribbean, Costa and Carnival flags. On Command hotel properties include more than 100 of the most prestigious hotel chains and operators in the lodging industry: Accor, Adam's Mark Hotels & Resorts, Fairmont, Four Seasons, Hilton Hotels Corporation, Hyatt, Loews, Marriott (Courtyard, Renaissance, Fairfield Inn and Residence Inn), Radisson, Ramada, Six Continents Hotels (Inter-Continental, Crowne Plaza and Holiday Inn), Starwood Hotels & Resorts (Westin, Sheraton, W Hotels and Four Points), and Wyndham Hotels & Resorts.

        The foregoing are "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events and information currently available. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside On Command's control. For a more detailed description of the factors that could cause such a difference, please see On Command's filings with the Securities and Exchange Commission. On Command disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

        This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of, securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

        SOURCE On Command Corporation.

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